For Immediate Release                             Contact:  Brian McGlynn
July 19, 1999                                        212-573-2051

PFIZER SETTLES INVESTIGATION OF FORMER BUSINESS UNIT
---
Company Enters Voluntary Plea Agreement Related to Charges of Anti-Competitive Activities in Food Science Group, Sold in 1996.


NEW YORK, July 19 - Pfizer Inc (NYSE:PFE) announced today that it has entered into a voluntary agreement to plead guilty to antitrust charges by the Antitrust Division of the US Department of Justice involving Pfizer's former Food Science Group, a division that manufactured and sold food additives. Pfizer sold the Food Science Group in January 1996. Pfizer does not believe that this settlement will have a material effect on its business or results of operations.

The Department of Justice has stated that no further antitrust charges will be brought against Pfizer relating to the former Food Science Group, and that there are no other pending antitrust investigations against Pfizer. The Department of Justice has also stated that it will not bring any charges against any current director, officer, or employee of Pfizer for any antitrust offenses involving the manufacture or sale of any products sold or produced by Pfizer's former Food Science Group.

In addition, the Department of Justice stated that none of Pfizer's current directors, officers or employees was aware of any aspect of the activity that gave rise to the charged Sherman Act violations. The Department of Justice has further stated that its investigation has uncovered no evidence of any antitrust violations relating to Pfizer's current business, or which suggests a current lack of integrity or business honesty on the part of Pfizer or its current management or employees.

Under the agreement, Pfizer will plead guilty in Federal District Court in San Francisco to one count of price fixing of sodium erythorbate, a food additive, and one count of market allocation of maltols, flavor enhancers. The Company agreed to pay a total fine of $20 million. Pfizer deeply regrets these actions, which were contrary to the Company's clear, long-standing values, policies and practices.

The two food products that are the subject of the plea agreement involved a small component of Pfizer's business unrelated to the Company's core research-based pharmaceutical business. The combined annual sales of the two products accounted for less than 1% of annual Pfizer sales. Both products were manufactured and sold by Pfizer's former Food Science Group. Pfizer has not been involved in the marketing or sale of food additives for almost four years.

The Company stated that it was not aware of the investigation until the Department of Justice brought the matter to the Company's attention in early 1998. Once Pfizer became aware of this situation, it cooperated fully with the Department of Justice. The Company believes that this voluntary settlement is in the best interests of the company and its shareholders.

Pfizer Inc is a research-based global pharmaceutical company that discovers, develops, manufactures and markets innovative medicines for humans and animals. The Company reported revenues of more than $13.5 billion in 1998 and expects to spend about $2.8 billion on research and development this year. In 1999, Pfizer celebrates its 150th anniversary.

Important Notice:
Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the cautionary statements in Part 1 of our 1998 Form 10-K, which we incorporate by reference, as well as various other factors, including but not limited to other private or governmental actions resulting from the resolution of this matter.


                              #####